                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                            EMC INSURANCE GROUP INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                            EMC INSURANCE GROUP INC.
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

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     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

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     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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     (4) Date filed:

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                    [EMC INSURANCE GROUP INC. LETTERHEAD]

                                 April 24, 1996

Dear Stockholder,

      I am pleased to extend to you my personal invitation to attend the 1996 Annual Meeting of Stockholders of EMC Insurance Group Inc. (the "Company") on May 22, 1996, at 10:00 A.M. at the offices of the Company at 717 Mulberry Street, Des Moines, Iowa 50309.

      The accompanying Notice of Annual Meeting and Proxy Statement contains a description of the formal business to be acted upon by the stockholders. At the meeting, I intend to discuss the Company's 1995 performance and its plans for 1996. Certain members of the Company's Board of Directors and Officers of the Company, as well as representatives of KPMG Peat Marwick LLP, the Company's independent accountants, will be available to answer any questions you may have.

      While I am looking forward to seeing you at the meeting, it is very important that those of you who cannot personally attend assure that your shares be represented. I urge you, therefore, to sign and date the enclosed form of proxy and return it promptly in the accompanying envelope. If you attend the meeting, you may, if you wish, withdraw any proxy previously given and vote your shares in person.
                                         Sincerely,

                                         Bruce G. Kelley
                                         Bruce G. Kelley

                                         President and CEO

                            EMC INSURANCE GROUP INC.

                                   NOTICE OF
                      1996 ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 22, 1996

TO THE STOCKHOLDERS OF EMC INSURANCE GROUP INC.:

     Notice is hereby given that the Annual Meeting of the Stockholders of EMC Insurance Group Inc. (the "Company"), an Iowa corporation, will be held on Wednesday, May 22, 1996 at 10:00 a.m. local time, at the Company's offices, 717 Mulberry Street, Des Moines, Iowa for the following purposes:

     1. To elect a Board of Directors;

     2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent certified public accountants for the current fiscal year; and

     3. To transact such other business as may come before the meeting or any adjournment thereof.

     Each share of the Company's Common Stock will be entitled to one vote upon all matters described above. Stockholders of record at the close of business on April 2, 1996 will be entitled to notice of and to vote at the meeting. The stock transfer books of the Company will not be closed.

April 24, 1996

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      PHILIP T. VAN EKEREN, Secretary

PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE.

                            EMC INSURANCE GROUP INC.
                              717 MULBERRY STREET
                             DES MOINES, IOWA 50309

                                PROXY STATEMENT
                      1996 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 22, 1996

                              GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of EMC Insurance Group Inc. (the "Company") of proxies from the holders of the Company's $1.00 par value Common Stock (the "Common Stock") for use at the 1996 Annual Meeting of Stockholders to be held on May 22, 1996, and at any adjournment thereof (the "Annual Meeting").

     This proxy statement, the accompanying form of proxy and the Company's 1995 Annual Report to Stockholders are first being sent to the Company's stockholders on or about April 24, 1996.

     The accompanying proxy may be revoked by the person giving it at any time prior to its being voted; such revocation may be accomplished by a letter, or by a properly signed proxy bearing a later date, filed with the Secretary of the Company prior to the Annual Meeting. If the person giving the proxy is present at the meeting and wishes to vote in person, he or she may withdraw his or her proxy at that time.

     The Company has borne all costs of solicitation of proxies. In addition to solicitation by mail, there may be incidental personal solicitations made by directors, officers, and regular employees of the Company, its parent, Employers Mutual Casualty Company ("Employers Mutual") and their subsidiaries. The cost of solicitation, including payments to nominees who at the request of the Company mail such material to their customers, will be borne by the Company.

                               VOTING SECURITIES

     All stockholders of record of the Common Stock at the close of business on April 2, 1996 are entitled to notice of and to vote at the Annual Meeting. The vote of a majority of the shares voted at the Annual Meeting, at which a quorum is present, is required to elect the Directors and to approve the other proposals presented at the Annual Meeting. At the close of business on April 2, 1996, there were 10,891,842 shares of outstanding Common Stock, each entitled to one vote per share on all matters to be voted upon at the Annual Meeting. The Company's stockholders do not have cumulative voting rights. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote.

                             ELECTION OF DIRECTORS

NOMINEES

     At the Annual Meeting, the stockholders will elect a board of seven directors to serve for terms extending until the 1997 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Proxies in the accompanying form which are received by the management of the Company in response to this solicitation will, unless contrary instructions are given therein, be voted in favor of the seven nominees for director listed in the table below. The Board of Directors of the Company has no reason to believe that any of such nominees may not be available to serve or will not serve as a director if elected; however, if any nominee is not so available at the time of the election, the proxies may be voted in the discretion of the persons named therein for the election of a substitute nominee.

     The table below contains certain information with respect to the Board of Directors' nominees for election as directors.

                                             DIRECTOR                     POSITION WITH
NAME                                 AGE      SINCE                        THE COMPANY
- ----                                 ---      -----                        -----------
George C. Carpenter III............   68       1981      Director
Elwin H. Creese....................   64       1994      Director
David J. Fisher....................   59       1985      Director
Bruce G. Kelley....................   42       1991      President, Chief Executive Officer and Director
George W. Kochheiser...............   70       1974      Chairman of the Board and Director
Raymond A. Michel..................   70       1981      Director
Fredrick A. Schiek.................   61       1994      Executive Vice President, Chief Operating
                                                         Officer and Director

     George C. Carpenter III was Executive Director of Iowa Public Television from November 1985 until his retirement in April 1993. Prior to that he had served as Vice President of Palmer Communications and as Vice President and General Manager of WHO Broadcasting Company, a division of Palmer Communications. He was employed by WHO Broadcasting Company for 20 years.

     Elwin H. Creese was Senior Vice President and Treasurer of the Company and of Employers Mutual from 1993 until his retirement on April 1, 1996. He was Vice President and Treasurer of the Company and of Employers Mutual from 1985 until 1993. Mr. Creese had been employed by Employers Mutual since 1984.

     David J. Fisher has been Chairman of the Board and President of Onthank Company, a Des Moines based wholesale distributor of floor, window and wall covering products, since 1978 and has been employed by that firm since 1962. Mr. Fisher also serves as a member of the Board of Directors of Liberty Savings Bank.

     Bruce G. Kelley is President and Chief Executive Officer of the Company and of Employers Mutual, since 1992. He was President and Chief Operating Officer of the Company and of Employers Mutual from 1991 to 1992 and was Executive Vice President of both companies from 1989 to 1991. Mr. Kelley has been employed with Employers Mutual since 1985 and a director of that company since 1984. He is a director of Brenton Bank.

     George W. Kochheiser is Chairman of the Board, since 1994, and was President and Chief Operating Officer of the Company and of Employers Mutual, from 1982 until his retirement in 1991. Mr. Kochheiser also serves as a director of Employers Mutual and had been an employee of that company since 1949.

     Raymond A. Michel is a member of the Board of Directors of Koss Construction Company, a highway and airport construction firm, and was its Chairman and Chief Executive Officer from 1972 until his retirement in 1989. He has been affiliated with that company in one capacity or another since 1955.

     Fredrick A. Schiek has been Executive Vice President and Chief Operating Officer of the Company and of Employers Mutual since 1992. He was Vice President of Employers Mutual from 1983 until 1992. Mr. Schiek has been employed with Employers Mutual since 1959.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During the year ended December 31, 1995, the Board of Directors of the Company held four regular meetings. In 1995, each member of the Board of Directors attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors held and (ii) the total number of meetings held by all committees of the Board of Directors on which they served.

     The Board of Directors has an Executive Committee and the members are Bruce
G. Kelley, Fredrick A. Schiek and George W. Kochheiser. The Executive Committee did not meet during the year ended December 31, 1995. The Executive Committee has authority to exercise all of the authority of the Board of Directors when the Board is not in session, with the exception of certain actions which, under Iowa law and the Company's By-Laws, require Board action; these include amending the Company's Articles of Incorporation, declaring dividends, adopting a plan of merger or consolidation of the Company, appointing or removing executive officers, designating candidates for election as directors or filling director vacancies, approving or recommending to the Company's stockholders a voluntary dissolution or revocation of its Charter, or amending the Company's By-Laws.

     The Board has an Audit Committee, the members of which are George C. Carpenter III, David J. Fisher and Raymond A. Michel. The Audit Committee held two meetings in 1995. The Committee met with management and the independent auditors in connection with its review of matters relating to the Company's annual financial statements and the Company's system of internal accounting controls. The Committee met with the Company's independent auditors and internal auditors, with and without management present, to discuss appropriate matters.

     The Board has an Investment Committee, the members of which are Bruce G. Kelley, Elwin H. Creese and George W. Kochheiser. The Committee has the authority to monitor the investments of the Company and to make decisions on the appropriateness of the types of securities held and the amount of Company funds to be allocated to each. The Investment Committee held three meetings during 1995.

     There is an Inter-Company Committee which was established by mutual agreement of the Boards of Directors of the Company and Employers Mutual. The three members of the Board's Audit Committee also serve as the members of the Inter-Company Committee. Employers Mutual is represented on the Inter-Company Committee by three members of its Board of Directors. The primary responsibility of the Inter-Company Committee is to review all major transactions between the two entities. The Inter-Company Committee held one meeting during 1995.

     The Board of Directors does not have a standing nominating committee. The functions that would normally be performed by such a committee are carried out by the Board of Directors as a whole.

DIRECTORS' COMPENSATION

     In 1995, each member of the Company's Board of Directors who was not an officer or employee of the Company was entitled to $800 for each board meeting or committee meeting attended, plus expenses, and an $8,000 annual fee payable irrespective of attendance at meetings. If two or more committee meetings are held on one day, the maximum fee permitted is $800, except in the event of an Audit Committee meeting and an Inter-Company Committee meeting being held on the same day in which case two meeting fees are paid. Also, when a committee meeting is held on the same day as a board meeting, the maximum fee paid is $800.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding those persons known to the Company who own beneficially more than five (5) percent of the Company's Common Stock:

                                                                        AMOUNT AND NATURE
TITLE OF                        NAME AND ADDRESS                          OF BENEFICIAL      PERCENT
 CLASS                         OF BENEFICIAL OWNER                          OWNERSHIP        OF CLASS
- --------    ---------------------------------------------------------   -----------------    --------
Common      Employers Mutual Casualty Company........................       7,297,978(1)       67.0%
            717 Mulberry Street
            Des Moines, Iowa 50309
Common      FBL Investment Advisory Services, Inc....................       1,036,150(2)        9.5%
            5400 University Avenue
            West Des Moines, Iowa 50266

- ---------------
(1) On April 2, 1996, Employers Mutual owned 7,297,978 shares of the outstanding Common Stock of the Company. Employers Mutual intends to retain ownership of a majority of the Company's Common Stock at all times in the future. This majority stock ownership will give Employers Mutual the right to determine whether or not all of the proposals presented at the Annual Meeting are carried and will give it the right to elect all of the directors of the Company. The Company's operations are interrelated with the operations of Employers Mutual and are largely dependent upon a continuing relationship with Employers Mutual. The Company does not anticipate any disruptions in this relationship.

(2) The information shown is based upon a Schedule 13G, dated January 11, 1996, filed with the Securities and Exchange Commission by FBL Investment Advisor Services, Inc. ("FBL"), a registered investment advisor. FBL reported sole voting power and sole disposition power with respect to all of the shares.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following information is furnished as to the Common Stock of the Company owned beneficially as of April 2, 1996, by each of the Company's directors and nominees and by each executive officer of Employers Mutual. The information concerning beneficial ownership has been furnished by the persons listed below or was determined by the Company from reports filed by such persons with the Securities and Exchange Commission regarding such ownership.

                                                                      AMOUNT AND NATURE
                                                                        OF BENEFICIAL      PERCENT
NAME                                                                    OWNERSHIP(1)       OF CLASS
- -------------------------------------------------------------------   -----------------    --------
George C. Carpenter III............................................          3,630               (2)
Elwin H. Creese....................................................         20,149(3)            (2)
David J. Fisher....................................................          1,101               (2)
Bruce G. Kelley....................................................        202,227(4)        1.9%
George W. Kochheiser...............................................         48,814               (2)
Raymond A. Michel..................................................          4,000               (2)
Fredrick A. Schiek.................................................         28,314(5)            (2)
John D. Isenhart...................................................         14,370(6)            (2)
Philip T. Van Ekeren...............................................         18,889(7)            (2)
All Directors and Executive Officers as a Group (12 persons,
  including those listed above)....................................        389,664           3.6%

- ---------------
(1) All named holders of the Common Stock listed in this table have sole voting and investment power with respect to the shares held, except as stated otherwise below.

(2) The percent of shares owned does not exceed one percent of the total shares of Common Stock outstanding.

(3) Elwin H. Creese directly owns 16,309 shares of Common Stock and has presently exercisable options to purchase 3,840 shares, which shares are included in the table. See "Compensation of Management -- Stock Options."

(4) Bruce G. Kelley owns 11,977 shares of Common Stock directly and 190,250 shares indirectly. Of the 190,250 shares indirectly owned, 103,500 are owned by a limited partnership of which he is a general partner, 1,500 are owned by his spouse, 18,687 are owned by his children and he has power of attorney over 3,870 shares owned by an unrelated party. In addition, he owns presently exercisable options to purchase 62,693 shares of Common Stock, which shares are included in the table. See "Compensation of Management -- Stock Options."

(5) Fredrick A. Schiek directly owns 10,564 shares of Common Stock and has presently exercisable options to purchase 17,750 shares, which shares are included in the table. See "Compensation of Management -- Stock Options."

(6) John D. Isenhart directly owns 10,825 shares of Common Stock and has presently exercisable options to purchase 3,545 shares, which shares are included in the table. See "Compensation of Management -- Stock Options."

(7) Philip T. Van Ekeren directly owns 11,119 shares of Common Stock and has presently exercisable options to purchase 7,770 shares, which shares are included in the table. See "Compensation of Management -- Stock Options."

                           COMPENSATION OF MANAGEMENT

     The Company has no employees of its own and, consequently, it has no payroll, no employee benefit plans and no compensation committee of its Board. Therefore, all compensation and all benefits reported on in this proxy statement are established by the Employers Mutual Board of Directors or by one or another of its Committees. Approximately 12 employees of Employers Mutual devote a portion of their time performing administrative duties for the Company. In general, during 1995 the Company's business was conducted by employees of Employers Mutual and of two of the Company's subsidiaries, Illinois EMCASCO Insurance Company and Farm and City Insurance Company.

     Three of the Company's property and casualty insurance subsidiaries; Dakota Fire Insurance Company, EMCASCO Insurance Company and Illinois EMCASCO Insurance Company, and two subsidiaries of Employers Mutual, are parties to reinsurance pooling agreements with Employers Mutual (collectively, the "Pooling Agreement"). The compensation of Employers Mutual's officers during 1995 was shared by the Company's property and casualty companies in accordance with their interests in the pool. Likewise, the compensation of the officers of the Company's subsidiary companies (exclusive of one subsidiary) was charged as an expense to the Pooling Agreement and as such was shared by all of the parties to the Pooling Agreement in accordance with their interests in the pool. The compensation paid to officers of Farm and City Insurance Company was not allocated to the Pooling Agreement and was consequently borne entirely by the Company.

     The participation of the Company's property and casualty insurance subsidiaries in the Pooling Agreement during 1995 was 22 percent and this percentage represents the portion of the compensation expenses described below which were allocated to the Company during the year.

     The compensation of the executive officers of Employers Mutual is initially determined by a Senior Executive Compensation and Stock Option Committee composed of four members of its Board of Directors, and subsequently approved by the full Board of Directors of Employers Mutual.

     Employers Mutual and its non-life subsidiary companies collectively had assets that totaled $1,416,051,098 at year-end 1995 and had written premiums of $586,502,641 for the year.

     The following table sets forth information with respect to compensation paid by Employers Mutual to its Chief Executive Officer and the four next most highly compensated executive officers for services in all capacities.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                                                                COMPENSATION
                                            ANNUAL COMPENSATION(1)              ------------
                                  ------------------------------------------     INCENTIVE
                                                                OTHER ANNUAL    STOCK OPTION     ALL OTHER
           NAME AND                       SALARY      BONUS     COMPENSATION       GRANTS       COMPENSATION
      PRINCIPAL POSITION          YEAR      ($)        ($)         ($)(2)          (#)(3)          ($)(4)
- -------------------------------   ----    -------    -------    ------------    ------------    ------------
Bruce G. Kelley................   1995    289,072    130,583                       10,000           2,299
President & Chief                 1994    245,237    110,781                       10,000           2,294
Executive Officer                 1993    235,075     90,106                       34,000           2,898
Fredrick A. Schiek.............   1995    191,733     76,954                       36,500           6,137
Executive Vice                    1994    182,265     73,152                        6,000           5,884
President & COO                   1993    175,372     59,503                       12,000           4,382
John D. Isenhart...............   1995    138,310     48,565                           --           3,705
Sr Vice President                 1994    133,026     46,708                        1,000           3,596
                                  1993    127,412     37,921                        1,550           3,673
Philip T. Van Ekeren...........   1995    132,369     46,477                          850           4,799
Sr Vice President                 1994    125,985     44,234                        1,000           4,591
& Secretary                       1993    120,743     35,911                        2,250           4,520
Elwin H. Creese................   1995    130,588     45,851                        1,050           4,599
Sr Vice President                 1994    124,910     43,856                        1,000           4,342
& Treasurer                       1993    119,902     35,671                        2,250           4,092

- ---------------
(1) Compensation deferred at election of executive includable in category and year earned.

(2) Total of other annual compensation for each of the named executives did not exceed the reporting thresholds during the three years covered in the table.

(3) All stock options granted were at option prices equal to the fair market value of the stock on the date of grant, have a term of ten years and vest at a rate of 20 percent per year commencing in the second year of the term.

(4) The amounts shown for all other compensation include employer matching contributions to the Employers Mutual 401K Plan and excess group life insurance premiums. During 1995, contributions to the 401K Plan on behalf of Messrs. Kelley, Schiek, Isenhart, Van Ekeren and Creese, respectively, were $1,500, $1,500, $1,500, $1,500 and $1,338. Excess life insurance premiums paid during 1995 on behalf of Messrs. Kelley, Schiek, Isenhart, Van Ekeren and Creese were $799, $4,637, $2,205, $3,299 and $3,261 respectively.

STOCK OPTIONS

     The following table sets forth details regarding stock options granted to the named executive officers during 1995. In addition, the table shows the hypothetical gain, or "option spreads", that would exist for the respective options. The gains are based on assumed rates of annual compound stock appreciation of five and 10 percent over the full term of the options. The stock option plans utilize the Common Stock of the Company, with the Company receiving the full fair market value at the date of exercise for all stock issued under the plans.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL
                                                                                                REALIZABLE
                                                                                             VALUES BASED ON
                                            NUMBER                                           ASSUMED RATES OF
                                              OF        % OF                                   STOCK PRICE
                                           OPTIONS/     TOTAL     EXERCISE                   APPRECIATION (2)
                                           GRANTED     OPTIONS     PRICE      EXPIRATION    ------------------
                  NAME                     (#) (1)     GRANTED     ($/SH)        DATE       5% ($)     10% ($)
- ----------------------------------------   --------    -------    --------    ----------    -------    -------
Bruce G. Kelley.........................    10,000        8.4       10.00       2/1/05       62,900    159,400
Fredrick A. Schiek......................    36,500       30.5       10.00       2/1/05      229,585    581,810
John D. Isenhart........................         0         --          --           --           --         --
Philip T. Van Ekeren....................       850         .7       10.00       2/1/05        5,346     13,548
Elwin H. Creese.........................     1,050         .9       10.00       2/1/05        6,605     16,737

- ---------------
(1) All stock options granted were at option prices equal to the fair market value of the stock on the date of grant, have a term of ten years and vest at a rate of 20 percent per year commencing in the second year of the term.

(2) The potential realizable values indicated are based on the assumption that the stock price appreciates at the annual rate shown from the date of grant until the expiration date. These numbers do not reflect the historical increase in the price of the stock and do not represent the Company's estimate of future appreciation in the stock price.

     The following table sets forth information with respect to the named executive officers concerning the exercise of stock options during 1995, the realized gains from those exercises, and the number of unexercised options held as of December 31, 1995 and the amount of unrealized gains represented by them on that date.

            AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                         AND YEAR-END OPTION/SAR VALUES

                                                                                              VALUE OF
                                                                           NUMBER OF         UNEXERCISED
                                                                          UNEXERCISED       IN-THE-MONEY
                                                                          OPTIONS AT         OPTIONS AT
                                                                         YEAR END (#)       YEAR END ($)
                                                              VALUE
                                          SHARES ACQUIRED    REALIZED    EXERCISABLE/       EXERCISABLE/
                 NAME                     ON EXERCISE (#)    ($) (1)     UNEXERCISABLE    UNEXERCISABLE (2)
- ---------------------------------------   ---------------    --------    -------------    -----------------
Bruce G. Kelley........................            --             --     56,693/41,200      292,745/175,025
Fredrick A. Schiek.....................        11,150         33,601      7,800/50,950       32,475/201,225
John D. Isenhart.......................        10,825         41,734      2,695/ 2,580       11,760/ 11,744
Philip T. Van Ekeren...................         6,900         30,996      6,750/ 3,850       32,888/ 16,691
Elwin H. Creese........................         7,550         27,031      3,500/ 4,050       16,231/ 17,441

- ---------------
(1) Value realized is the market value on the date/s of exercise less the exercise price/s.

(2) The value of unexercised options is calculated by subtracting the exercise price/s from the market value of the stock at year-end. The year-end market value was $13.75.

RETIREMENT PLANS

     The following table reflects the estimated annual retirement benefit that will be available to the executives named in the Summary Compensation Table. It assumes that all retirement plans remain in effect as they are currently structured and a normal retirement age of 65. The assumed annual earnings shown have been computed to reflect a range adequate to cover the current salaries of the named executives with provision for reasonable increases in future compensation.

                      ASSUMED                          YEARS OF SERVICE AT NORMAL RETIREMENT DATE
                       ANNUAL                          -------------------------------------------
                      EARNINGS                           15          20          25          30
- ----------------------------------------------------   -------     -------     -------     -------
$150,000............................................    41,358      55,147      68,927      82,716
 200,000............................................    56,358      75,148      93,926     112,716
 250,000............................................    71,358      95,149     118,925     142,716
 300,000............................................    86,358     115,150     143,924     172,716
 350,000............................................   101,358     135,151     168,923     202,716
 400,000............................................   116,358     155,152     193,922     232,716
 450,000............................................   131,358     175,153     218,921     262,716
 500,000............................................   146,358     195,154     243,920     292,716
 550,000............................................   161,358     215,155     268,919     322,716

     The Employers Mutual Retirement Annuity Plan (the "Pension Plan") is a cash balance form of defined benefit plan and it covers all employees of Employers Mutual and its subsidiaries and of the subsidiaries of the Company. Under the plan, each individual participant's retirement benefit is expressed as an account balance, similar to that of a defined contribution plan.

     The formula for determination of the retirement benefit of participants is based on a combination of covered compensation and interest paid on a participant's accumulated account balance. Each year a participant's account is credited with; 1) a plan defined percentage of their covered compensation for the year and 2) interest on the prior year-end account balance at the rate established by the Pension Benefit Guaranty Corporation (PBGC). The participant's account balance is "defined" annually based on these factors without regard to the actual investment performance of the plan's funds.

     Employers Mutual also sponsors a defined contribution plan, the Employers Mutual Casualty Company 401K Savings Plan (the "401K Plan"). This plan is available to all employees of Employers Mutual and the subsidiary companies of it and of the Company. Under the 401K Plan, the employer matches 50 percent of the first two percent that an employee defers. With the exception of the highly compensated group, the employee participants can make tax qualified deferrals of up to 19 percent of their covered compensation to this plan.

     Employers Mutual also has two non-qualifying supplemental retirement plans, the Excess Retirement Benefit Agreement and the Supplemental Executive Retirement Plan (the "SERP"), the purpose of which is to restore retirement benefits to those employees who are prevented from receiving full benefits from the Pension Plan because of their deferral of bonus income or the restrictions imposed on the amount of covered compensation that can be credited to, and the maximum benefits that can be received from, qualified pension plans. These plans are unfunded and any payments made to participants will be from the general accounts of the sponsoring companies.

     All of the individuals named in the Summary Compensation Table are participants in the Pension Plan, the 401K Plan and the SERP. For retirement benefit purposes, during 1995 the number of full years of service accrued and the compensation for Messrs. Kelley, Schiek, Isenhart, Van Ekeren, and Creese were 10 and $401,325, 36 and $270,780, 32 and $187,223, 35 and
$183,418, and 11 and $177,705 respectively. For 1995, pursuant to the requirements of the Internal Revenue Code, as amended, compensation crediting under the Pension Plan and the 401K Plan was limited to $150,000.

                         EXECUTIVE COMPENSATION REPORT

     The compensation of the executive officers is initially determined by the Senior Executive Compensation and Stock Option Committee (the "Committee") of the Board of Directors of Employers Mutual, with subsequent approval by its Board of Directors. None of the Committee members are employees of Employers Mutual and none are employees or directors of the Company.

COMPENSATION PHILOSOPHY

     The general intent of Employers Mutual is to provide an executive compensation structure that will allow for a level of compensation that is competitive within the insurance industry and, more particularly, with a peer group of companies within the property and casualty insurance industry. That peer group is comprised of companies which are similar in size, have comparable insurance products and which have been identified as the competition with respect to such things as the quality of the products and services provided and which tend to compete in the same targeted markets as does Employers Mutual.

     It is also the intention of Employers Mutual to provide a level of compensation that will allow it to attract and retain highly qualified, motivated executives who will enhance the ability of Employers Mutual to continue its long history of steady growth and financial strength.

EXECUTIVE COMPENSATION COMPONENTS

     The compensation of Employers Mutual executives is primarily provided through the use of three major components in its compensation structure. Each of those components is designed to achieve a particular result and to allow for measurement of individual and collective executive performance.

     The basic component of executive compensation is base salary. On an annual basis, the Committee reviews the salary of each individual executive officer, using as a guideline the average base pay of other industry and peer company executives with like positions, and with strong reliance upon the Chief Executive Officer's report on the overall performance and progress of each executive during the past year.

     Through the use of an annual incentive bonus program, the executives have the opportunity to gain additional compensation based upon the overall performance of Employers Mutual and its subsidiaries. That bonus program measures performance as compared to that of the property and casualty insurance industry as a whole with respect to such specific areas as combined loss and expense ratio and the growth in surplus as regards policyholders for the program year. The Committee reviews the bonus program on an annual basis and makes changes to it if and when such changes are deemed to be appropriate.

     Employers Mutual has also made available a long-term incentive compensation opportunity for its senior executives by the use of incentive stock option grants. The Common Stock of the Company is utilized for those grants. Because of the Pooling Agreement that Employers Mutual has with two of its subsidiaries, and with three subsidiary companies of the Company, the Committee believes that superior performance by the senior executives of Employers Mutual will have a significant impact on the performance of the Common Stock of the Company, thereby providing long-term appreciation in the value of the options held by the executives. The Committee has drafted formal guidelines for granting stock options to eligible executives. Those guidelines provide for base option award ranges for executives based upon their level of authority and responsibility, in addition to providing for the granting of discretionary option awards to executives based upon such factors as individual performance, attainment of agreed goals and objectives and other contributions to overall results.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     For 1995, the Committee recommended that the base salary of Bruce G. Kelley, Chief Executive Officer, be increased to $290,180, an increase of 17.9 percent over the base salary paid him during 1994. The Committee arrived at that figure as an appropriate salary for the position based upon a salary range imputed from surveys of base salaries being paid to Chief Executive Officers of bonus paying insurance industry and peer group companies, and upon the very good results attained by Employers Mutual for 1994. The full Board of Directors of Employers Mutual approved that recommendation.

     Under the Bonus Program, Mr. Kelley has received a bonus of $130,583 for 1995 performance. In addition, the Committee and the Board of Directors approved a grant of 10,000 incentive stock options for him, the particulars of which are expanded upon in the foregoing Summary Compensation and Stock Option tables.

     Based on published preliminary results for the countrywide property and casualty industry during 1995, the combined companies' loss and expense ratio was 7.0 percent better than the industry. For the year, there was an addition to the companies' statutory surplus of $75,145,847 and net premiums written increased to $586,502,641 as compared with $583,288,995 for 1994.

Senior Executive Compensation and Stock Option Committee:

                                          William H. Brenton, Chairman
                                          Richard W. Booth
                                          Blaine A. Briggs
                                          Lanning Macfarland, Jr.

COMPENSATION COMMITTEE INTERLOCKS

     William H. Brenton is Chairman of the Executive Committee and Vice Chairman of the Board of Brenton Banks, Inc. and a member of the Board of Directors of Brenton Bank. Employers Mutual and certain of its subsidiaries, including the Company, maintain a number of accounts in banks owned by Brenton Banks, Inc. and its subsidiaries.

     Bruce G. Kelley also serves as a member of the Board of Directors of Brenton Bank.

STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's Common Stock to the NASDAQ Total Return Index for U. S. companies and a published Industry Index, which is the Media General Industry Group 262 as adjusted to remove life insurance companies, over a five-year period beginning December 31, 1990 and ending December 31, 1995. The total stockholder return assumes $100.00 invested at the beginning of the period in the Company's Common Stock, the NASDAQ Market Index and the Industry Index, as adjusted. It also assumes reinvestment of all dividends for the period.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
              AMONG EMC INSURANCE GROUP INC., NASDAQ MARKET INDEX
                               AND INDUSTRY INDEX

                                    EMC IN-
      MEASUREMENT PERIOD         SURANCE GROUP     INDUSTRY      NASDAQ MARKET
    (FISCAL YEAR COVERED)            INC.            INDEX           INDEX
1990                                       100             100             100
1991                                    146.62          126.87          128.38
1992                                    138.70          149.59          129.64
1993                                    163.52          153.21          155.50
1994                                    173.02          151.75          163.26
1995                                    261.86          217.63          211.77

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The operations of the Company are directly interrelated with the operations of Employers Mutual. Because of this operational relationship, there are a number of transactions between the two companies and their subsidiary companies that occur on an ongoing basis. For a discussion of those transactions, see the "Notes to Consolidated Financial Statements" in the Company's 1995 Annual Report to Stockholders.

     EMC Reinsurance Company ("EMC Re"), the Company's reinsurance subsidiary, has an agreement with Employers Mutual whereby EMC Re accepts a 95 percent quota share of Employers Mutual's assumed reinsurance business, exclusive of certain reinsurance contracts. Under the agreement, EMC Re receives 95 percent of the premiums and assumes 95 percent of all related loss and settlement expenses of the business. Since 1993, losses in excess of $1,000,000 per event are retained by Employers Mutual. Employers Mutual retained $1,103,442 of losses and settlement expense under this agreement in 1995. EMC Re paid $1,912,756 to Employers Mutual for this additional protection. EMC Re also paid 95 percent of the outside reinsurance protection Employers Mutual purchases to protect itself from catastrophic losses. The cost is recorded as a reduction to premiums written and it amounted to $1,983,579 in 1995.

     During 1995, EMC Re assumed a total of $36,433,443 in reinsurance premiums from Employers Mutual and, in return, paid Employers Mutual $10,136,816 as reimbursement for its acquisition expenses.

     EMC Re has an aggregate excess of loss treaty with Employers Mutual which provides protection against losses resulting from multiple catastrophes. The coverage provided by this treaty is $2,000,000 in excess of $3,000,000 of losses retained by EMC Re, excess of $200,000 per single catastrophe. The maximum recovery under this treaty in any one year is $2,000,000. During 1995, EMC Re did not recover any losses under this agreement. Total premiums paid to Employers Mutual during the year under this treaty amounted to $499,950.

     In addition to amounts paid pursuant to the Pooling Agreement, the Company paid Employers Mutual $450,440 in 1995 to cover administrative overhead incurred by Employers Mutual in providing investment services. The allocation of charges to the Company is based on both the number of the Company's investment transactions and the dollar value of the Company's investment portfolio in relation to the corresponding number of transactions in, and value of, the investment portfolios of Employers Mutual and its property and casualty subsidiaries. Based on this allocation, the Company believes such fees to be reasonable.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP, independent certified public accountants, audited the accounts of the Company for the year ended December 31, 1995. The Board of Directors has selected KPMG Peat Marwick LLP as auditors for 1996 and the stockholders are asked to ratify that selection. During 1995 in connection with its audit function, KPMG Peat Marwick LLP provided services to the Company which included the examination of the annual consolidated financial statements, assistance with requirements of the Securities and Exchange Commission under the Securities Exchange Act of 1934, auditing certain employee benefit plans and consultation regarding various financial and accounting matters.

     A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting, and will be given an opportunity to make a statement and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THIS APPOINTMENT. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF DIRECTION TO THE CONTRARY.

                                 OTHER MATTERS

     The Board of Directors knows of no matters other than those described above that may come before the Annual Meeting. As to other matters, if any, that properly may come before the Annual Meeting, the Board of Directors intends that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Stockholder proposals for inclusion in the Company's Proxy Statement for the 1997 Annual Meeting of Stockholders must be received by the Company not later than December 26, 1996. The person submitting the proposal must have been a record or beneficial owner of the Company's Common Stock for at least one year, and the securities so held must have a market value of at least $1,000. Any such proposal will be included in the Proxy Statement for the 1997 Annual Meeting, if the rules of the Securities and Exchange Commission are satisfied with respect to the timing and form of such proposal, and if the content of such stockholder's proposal is determined by the Company to be appropriate under rules promulgated by the Securities and Exchange Commission.

April 24, 1996

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      Philip T. Van Ekeren, Secretary

                             EMC INSURANCE GROUP INC.

                              PROXY FOR COMMON STOCK
                   ANNUAL MEETING OF STOCKHOLDERS--MAY 22, 1996

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

           The undersigned hereby appoints Bruce G. Kelley and George W. Kochheiser, or either of them, Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of stock of EMC Insurance Group Inc. held of record by the undersigned on April 2, 1996, at the Annual Meeting of Stockholders to be held on May 22, 1996 or any adjournment thereof.

        1. ELECTION OF        / / FOR all nominees listed below              / / WITHHOLD AUTHORITY
           DIRECTORS              (except as marked to the contrary below)       to vote for all nominees listed below

           George C. Carpenter III, Elwin H. Creese, David J. Fisher, Bruce G. Kelley, George W. Kochheiser, Raymond A. Michel, Fredrick A. Schiek

           (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

           ---------------------------------------------------------------------

           2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE
              INDEPENDENT AUDITORS OF THE COMPANY.  / / FOR         / / AGAINST
               / / ABSTAIN

           3. OTHER BUSINESS
              In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

           THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

           Please sign exactly as name appears below. When shares are held by joint tenants, both should sign.
                                            When signing as attorney, executor,
                                            administrator, trustee or guardian,
                                            please give full title as such. If a
                                            corporation, please sign in full
                                            corporate name by President or other
                                            authorized  officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person.

                                            Dated:                      , 1996
                                                  ----------------------


                                            ----------------------------
                                            Signature

                                            ----------------------------
                                            Signature if held jointly

                                            PLEASE MARK, SIGN, DATE AND RETURN
                                            THE PROXY CARD PROMPTLY, USING THE
                                            ENCLOSED ENVELOPE.